Exhibit 10.10

One Allen Center 500 Dallas Street Suite 3300 Houston, Texas 77002

June 7, 2006

The Investment Company LLC

1630 Welton Street, Suite 300

Denver, CO 80202

Attn: Mr. Mackie Cannon

Re:	Fee Agreement, Robinson’s Bend Field, Tuscaloosa County, Alabama

Gentlemen:

The Investment Company LLC (“TIC”) provided services to Constellation Energy Commodities Group, Inc. (“CCG”) in connection with the acquisition of certain interests in the Robinson’s Bend Field, located in Tuscaloosa County, Alabama then owned by Everlast Energy LLC (“Everlast”). CCG completed its acquisition of Everlast’s interests in the Robinson’s Bend Field in June 2005 (the “Transaction”). This letter (the “Agreement”) sets forth our agreement with regard to payment of a fee to TIC in connection with the Transaction.

1.	If the pricing date for an initial public offering (the “Offering”) of common units of Constellation Energy Resources LLC, a wholly owned subsidiary of CCG (“CER”), occurs an or before October 31, 2006, then contemporaneously with such pricing date, CCG shall pay to TIC the sum of Three Million One Hundred Twenty-Five Thousand Dollars ($3,125,000.00). In addition, prior to closing of the Offering, Robinson’s Bend Production II, LLC, an indirect wholly owned subsidiary of CCG (“RBP”), will assign to CEP Equity II, LLC, another wholly owned indirect subsidiary of CCG (“CEP II”), an undivided interest in RBP’s oil and gas leases in the Robinson’s Bend Field, insofar and only insofar as such leases cover depths below 100 feet below the stratigraphic equivalent of the base of the “J” Coal Group of the Pottsville Formation, as seen in the Density Log for the Holman 8-11 #1 well located in Section 8 of Township 22 South, Range 11 West, Tuscaloosa County, Alabama (the “Deep Rights”). Promptly after the closing of the Offering, CCG will cause CEP II to assign to TIC an undivided three percent (3%) of the interest so assigned by RBP to CEP II. Prior to commencement of operations with respect to the Deep Rights, CEP II and TIC shall enter into a mutually acceptable joint operating agreement.

2.

If the proposed Offering is not priced on or before October 31, 2006, then, in lieu of the consideration described in Paragraph 1 above, TIC shall have the option, exercisable upon written notice delivered to RBP on or before November 30, 2006, to purchase from RBP an undivided three percent (3%) of RBP’s right, title and interest in the oil and gas leases and wells in the Robinson’s Bend Field which were acquired by RBP from Everlast, as such interests are more fully described in that certain Assignment and Bill of Sale, dated June 13, 2005, but effective for all purposes as of May 1, 2005, from Everlast Energy LLC, as Assignor, to Robinson’s Bend Production II, LLC, as Assignee, which is recorded in Deed Book 2005, Page 12601 in the office of the Probate Judge of Tuscaloosa County, Alabama (the “Offered Interest”). The purchase price (“Purchase Price”) for the Offered Interest shall be the book value as of November 1, 2006 (the “Effective Date”), and the purchase and sale of the Offered Interest shall be effective as of the Effective Date. RBP will loan the Purchase Price to TIC, subject to TIC’s execution of a mutually acceptable promissory note and mortgage or deed of trust covering the Offered Interest as security for repayment of the loan. The loan shall bear interest at the lesser of the prime rate per annum established by Citibank, NA as in effect on the closing date or the maximum lawful rate. The loan shall be repaid from a production payment to be reserved by RBP from the assignment to TIC, which production payment shall entitle RBP to receive the net proceeds attributable to production of hydrocarbons from the Offered Interest from and after the Effective Date until such time as all principal and interest have been repaid. For purposes of this agreement, “net proceeds” shall mean the gross proceeds received from the sale or other disposition of hydrocarbons produced from or attributable to the Offered Interest less (i) all severance, production and other similar taxes or assessments based on or measured by the production of hydrocarbons, (ii) all royalties, overriding royalties, net profits interests, and other similar burdens on production, but only to the extent such burdens arose prior to the Effective Date, (iii) all transportation, compression, processing and other costs incurred in connection with transportation and marketing of hydrocarbons produced from the Offered Interest, and (iv) all direct costs attributable to the operation of the Offered Interest after the Effective Date (expressly excluding capital expenditures). RBP shall look solely to the production payment for repayment of the loan, it being agreed that if the production payment proceeds are insufficient to pay the principal and interest on the loan, TIC shall have no liability for payment of the unpaid amounts. If TIC exercises its option to purchase the Offered Interest, closing of such sale shall occur at a mutually agreed location, date and time not later than fifteen (15) business days after RBP’s receipt of notice of TIC’s exercise of its option. At closing, (x) RBP shall assign the Offered Interest to TIC, subject to RBP’s reservation of the production payment described above, and (y) RBP and TIC shall enter into a mutually acceptable joint operating agreement with respect to the subject leases and the lands covered thereby. The assignment will be made without warranty, express or implied, except that, subject to the Hedging Agreements (as defined below), RBI shall warrant title to the Offered Interest to be free of claims arising by, through or under RBP, but not otherwise. The assignment shall be made subject to all burdens thereon existing as of RBP’s acquisition of the subject leases, including, without limitation, the net overriding royalty conveyance granted by Velasco Gas Company, Ltd. to Torch Energy Advisors Incorporated and its successors and assigns and all options, swaps, floors, caps, collars, forward sales or forward purchases or other derivative agreements existing as of the closing and assumed from Everlast by CCG and/or its affiliates (the “Hedging Agreements”).

3.	Except for the alternative fees expressly provided in Paragraphs 1 and 2 above, TIC, on behalf of itself, its members, affiliates, successors, and assigns does hereby finally, completely and fully RELEASE, ACQUIT and FOREVER DISCHARGE CCG, CER, RBP and their affiliates and cacti of their respective members, officers, managers, agents, servants, employees, subsidiaries, affiliates, representatives, successors and assigns of and from any and all other claims, demands, controversies, obligations, actions, debts or causes of action, attorneys’ fees and costs, and damages of every kind, including statutory, compensatory, punitive and exemplary, and from all other causes of action, whether arising under contract, statute, regulation or judicial decision, whether known or unknown, relating to or arising from the Transaction.

4.	This Agreement constitutes the sole and entire agreement of CCG, and its affiliates and TIC, with respect to the matters covered hereby (including, without limitation, any finder’s fees relating to the Transaction) and supersedes all prior negotiations and written, oral or implied representations, commitments, offers and understandings between or among the parties or any of their affiliates with respect to such matters.

5.	THE PROVISIONS OF THIS AGREEMENT AND THE RELATIONSHIP OF THE PARTIES SHALL BE GOVERNED AND INTERPRETED ACCORDING TO THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES Of CONFLICTS OF LAWS THAT WOULD DIRECT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. EACH PARTY HERETO AGREES THAT ANY PROCEEDINGS ARISING FROM OR RELATING TO DISPUTES UNDER THIS AGREEMENT MAY BE BROUGHT AND MAINTAINED IN FEDERAL OR STATE COURT LOCATED IN HARRIS COUNTY, TEXAS, AND EACH PARTY WAIVES ANY OBJECTION IT MAY HAVE TO VENUE THEREIN.

6.	In case of a conflict between the provisions of this Agreement and the provisions of any applicable laws or regulations, the provisions of the laws or regulations shall govern over the provisions of this Agreement. If, for any reason and for so long as, any clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity.

7.	Time is essential to this Agreement and, accordingly, all time limits herein shall be strictly construed and enforced.

8.	This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Please indicate TIC’s agreement with the foregoing by executing the enclosed counterpart of this Agreement in the space provided below and returning a fully executed original agreement to the undersigned.

Very truly yours, Constellation Energy Commodities Group, Inc.
By:	/s/ Stu Rubenstein
Name:	Stu Rubenstein
Title:	Chief Operating Officer

Robinson’s Bend Production II, LLC

By:	/s/ Felix Dawson
Name:
Title:

Agreed to and accepted this 7th day of June, 2006. The Investment Company LLC

By:	/s/ L M Cannon
Name:	L M Cannon
Title:	Principal